Exhibit 99.1

DURECT Corporation Appoints Timothy M. Papp as Chief Financial Officer

CUPERTINO, Calif., July 5, 2022 -- DURECT Corporation (Nasdaq: DRRX), a biopharmaceutical company focused on epigenetic regulation to develop treatments for acute organ injury and chronic liver diseases, today announced the appointment of Timothy M. Papp as its Chief Financial Officer. In this new role, Mr. Papp will direct and oversee all financial and capital markets activities including accounting, financial reporting, financial planning and analysis, financial strategy, and investor relations.

"We are excited to welcome Tim to our executive leadership team, as he brings his deep understanding of corporate finance and corporate value drivers to DURECT,” stated James E. Brown, D.V.M., President and Chief Executive Officer of DURECT.

Mr. Papp brings over 25 years of corporate finance experience to DURECT, including 15 years in the Biopharma sector. He joins DURECT from RBC Capital Markets, where he was a Managing Director of Healthcare Investment Banking. Previously, he served as a Managing Director of Healthcare Investment Banking at Stifel, and he also served in Investment Banking and Mergers & Acquisitions roles at Cowen, Keybanc Capital Markets, and Rodman & Renshaw. Mr. Papp graduated cum laude from Duke University with a B.S. in Economics and earned an MBA from The Wharton School of Business with a concentration in Finance.

Mr. Papp commented, "I believe that larsucosterol is an underappreciated asset that has the potential to transform the treatment of alcohol-associated hepatitis as well as other indications. I am excited to join the DURECT team at this important juncture of its corporate development.”

About DURECT Corporation

DURECT is a biopharmaceutical company committed to transforming the treatment of acute organ injury and chronic liver diseases by advancing novel and potentially lifesaving therapies based on its endogenous epigenetic regulator program. Larsucosterol (also known as DUR-928), DURECT's lead drug candidate, binds to and inhibits the activity of DNA methyltransferases (DNMTs), epigenetic enzymes which are elevated and associated with hypermethylation found in alcohol-associated hepatitis (AH) patients. Larsucosterol is in clinical development for the potential treatment of AH, for which FDA has granted a Fast Track Designation; non-alcoholic steatohepatitis (NASH) is also being explored. In addition, POSIMIR® (bupivacaine solution) for infiltration use, a non-opioid analgesic utilizing the innovative SABER® platform technology, is FDA-approved and has been exclusively licensed to Innocoll Pharmaceuticals for development and commercialization in the United States. For more information about DURECT, please visit www.durect.com and follow us on Twitter https://twitter.com/DURECTCorp.

DURECT Forward-Looking Statement
This press release contains forward-looking statements that involve substantial risks and uncertainties. Forward-looking statements include, without limitation, statements regarding the clinical development of larsucosterol (DUR-928) for potential treatment of AH, the potential to develop larsucosterol for NASH or other indications, the expected commercial launch of POSIMIR by Innocoll and potential future payments we may receive from Innocoll.  Actual results or events could differ materially from the plans, intentions, expectations and projections disclosed in the forward-looking statements. Various important factors could cause actual results or events to differ materially, including, but not limited to, the risk that the AHFIRM (Alcohol-associated Hepatitis to evaluate saFety and effIcacy of laRsucosterol treatMent) trial takes longer to conduct than anticipated due to COVID-19 or other factors, the risk that ongoing and future clinical trials of larsucosterol do not confirm the results from earlier clinical or pre-clinical trials, or do not demonstrate the safety or efficacy or the life-saving potential of larsucosterol in a statistically significant manner,  the risk that Innocoll may not commercialize POSIMIR successfully, if at all, and risks related to our ability to obtain capital to fund operations and expenses, and other risks described in the “Risk Factors” section of DURECT's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on May 5, 2022,  and in other filings filed from time to time with the SEC. DURECT does not assume any obligation to update any forward-looking statements, except as required by law. The 10-Q and other public filings are available on our website www.durect.com under the "Investors" tab.

NOTE: POSIMIR® is a trademark of Innocoll Pharmaceuticals, Ltd. in the U.S. and a trademark of DURECT Corporation outside of the U.S. SABER® is a trademark of DURECT Corporation. Other referenced trademarks belong to their respective owners. Larsucosterol (DUR-928) is an investigational drug candidate under development and has not been approved for commercialization by the U.S. Food and Drug Administration or other health authorities for any indication.

SOURCE: DURECT Corporation

Investor Relations (DURECT) – Michael Morabito, PhD, Solebury Trout, +1-646-378-2928, mmorabito@soleburytrout.com

Media Contact (DURECT) - Mónica Rouco Molina, PhD, LifeSci Communications, +1-929-469-3850, mroucomolina@lifescicomms.com

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